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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                      (PURSUANT TO NRS 78.385 and 78.390)

[SEAL]
DEAN HELLER                                                      Office Use Only
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708

Important: Read attached instructions before completing

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             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.385 AND 78.390 -- AFTER ISSUANCE OF STOCK)
                            -- REMIT IN DUPLICATE --

1.   Name of corporation:     DBS HOLDINGS, INC.

2. The articles have been amended as follows (provide article numbers, if available);

     FIRST.  The name of the corporation is:  MIV Therapeutics Inc.

     FOURTH.

     A. COMMON STOCK. That the total number of common stock authorized that may be issued by the Corporation is EIGHTY MILLION (80,000,000) shares of stock with a par value of one-tenth of a cent ($.001). Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

     B. PREFERRED STOCK. The total number of shares of Preferred Stock that the corporation is authorized to issue is TWENTY MILLION (20,000,000) shares, with a par value of one-tenth of a cent ($.001) unless otherwise fixed by the Board of Directors, and with class and series designations, voting rights, and relative rights and preferences to be determined by the Board of Directors of the Corporation from time to time.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 67.87%


4.   Officer Signature (Required):

                                        By:  Patrick McGowan
/s/ P. McGowan                               Chief Financial Officer
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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.